EXHIBIT 11.01

                         LOEWS CORPORATION AND SUBSIDIARIES

       Statement Re Computation of Per Share Earnings Assuming Full Dilution

                                                                    Year Ended
                                                                    December 31,
                                                                       1992
                                                                  --------------
                                                                  (In thousands,
                                                                    except per
                                                                    share data)

Computation of Fully Diluted Net Income:
  Net income  ................................................          $122,614
  Reduction of interest and debt discount expenses related to notes assumed converted, net of applicable federal income
   taxes .....................................................            14,924
                                                                        --------
  Fully diluted net income ...................................          $137,538
                                                                        ========

Computation of Fully Diluted Shares:
  Weighted average shares outstanding ........................            65,659
  Add shares assumed to be issued upon conversion of notes ...             2,154
                                                                        --------
  Fully diluted shares .......................................            67,813
                                                                        ========

Net Income Per Share Assuming Full Dilution ..................          $   2.03
                                                                        ========